Exhibit 10.1
CONFIDENTIAL AGREEMENT AND RELEASE
THIS CONFIDENTIAL AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Robert Dozier (“Dozier”), on the one hand, and Federal Home Loan Bank of Atlanta (“FHLBA”), on the other hand, referred to collectively herein as the “Parties.”
WHEREAS, Dozier is employed by FHLBA as Executive Vice President, Chief Business Officer; and
WHEREAS, Dozier has announced his intention to retire from employment with FHLBA; and
WHEREAS, FHLBA wishes to ensure an orderly transition of Dozier’s duties and responsibilities;
WHEREAS, FHLBA’s promises made herein represent consideration to which Dozier would not otherwise be entitled, and, in exchange therefore, Dozier has agreed to a general and complete release and waiver of all claims, and to abide by the terms of this Agreement;
NOW, THEREFORE, IN CONSIDERATION of the provisions and mutual promises herein contained and other good and valuable consideration the sufficiency of which is hereby acknowledged, it is agreed as follows:
1. SEPARATION OF EMPLOYMENT AND TRANSITION PERIOD. FHLBA and Dozier agree that Dozier’s last day of active employment shall be December 31, 2019 or such earlier date on which Dozier commences employment with an entity other than FHLBA or Dozier is terminated from employment by FHLBA for Cause (“Separation Date”). During the period which remains before the Separation Date (the “Transition Period”), Dozier will assist in the transitioning of his responsibilities to others as directed by FHLBA’s Chief Executive Officer (“CEO”) and shall serve as a consultant to the CEO as directed, complying with all other conditions of employment as determined by the CEO.

For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (a) Dozier’s continued failure to perform substantially his duties with FHLBA or to follow any lawful directive of the FHLBA’s Chief Executive Officer (“CEO”) or FHLBA Board of Directors (“Board”); (b) Dozier’s engaging in illegal conduct or willful misconduct which is, or is likely to be, materially injurious to FHLBA, its financial condition, or its reputation; (c) Dozier’s material violation of law or regulation applicable to FHLBA, or material violation of FHLBA’s written policies or guidelines, including, without limitation, any code of conduct or ethics adopted by FHLBA; (d) Dozier’s commission of, indictment for or conviction of, plea of guilty or nolo contendere with respect to, or agreement to enter into a pre-trial diversion or similar program in connection with the prosecution for, a felony of any type or any crime involving fraud, theft, misappropriation, embezzlement, dishonesty, breach of trust or money laundering or any form of moral turpitude; (e) Dozier’s breach of fiduciary duties owed the FHLBA; or (f)(i) FHLBA’s receipt of a written notice under 12 U.S.C. Section 1422b(a)(2) seeking Dozier’s removal or suspension, (i) the issuance of a notice of charges by the FHFA against Dozier or FHLBA based upon the actions or activities of Dozier under 12 U.S.C. 1422b(a)(5), (iii) the seeking of or entry of a cease and desist order by the FHFA against Dozier or FHLBA relating to actions of or conduct by Dozier, or (iv) the imposition of civil money penalties by the FHFA relating to action or conduct by Dozier. Notwithstanding the foregoing, in the case of any conduct described in clauses (a), (c), or (e) of the immediately preceding sentence, if such conduct is reasonably susceptible of being cured, then Dozier’s termination shall be for “Cause” only if Dozier fails to cure such conduct within ten business (10) days after receiving written notice from FHLBA describing such conduct in reasonable detail.

2.CONSIDERATION. Dozier acknowledges and agrees that Dozier has been paid all wages and accrued benefits due through the date of this Agreement, except for those due in the normal course for pay periods from the date of this Agreement through September 13, 2019, which will be paid via normal payroll practices, and further acknowledges and agrees that FHLBA will have no further obligation to Dozier for wages, back pay, severance pay, bonuses, incentive pay, benefits, insurance, vacation pay, sick leave, other leave, or for any other reason, except for the foregoing and as specifically set forth in this Agreement. Any benefits to which Dozier may be entitled will be governed by the terms of the relevant benefit plan or applicable law.

As consideration for Dozier’s promises, releases and covenant not to sue as set forth in this Agreement, FHLBA agrees as follows:

2.1 Transition Period Consideration. During the Transition Period, Dozier will be paid Dozier’s full biweekly base salary, less all applicable deductions and withholdings, and Dozier shall be entitled to continue in all FHLBA benefit plans on the same cost shared basis as Dozier participated immediately prior to the Effective Date of this Agreement. The Parties agree that, after September 13, 2019, Dozier will work remotely and will not report to the offices of FHLBA except on those occasions as directed by FHLBA’s CEO. Further, the Parties agree that, subject to Dozier obtaining prior approval from FHLBA, which shall not be unreasonably withheld, Dozier may serve on the Board of other entities during the Transition Period.

2.2 Special Retention/Severance Payment. Provided that Dozier (a) remains employed until December 31, 2019; (b) complies during the Transition Period with all lawful requests and instructions from the CEO and Board and all terms of this Agreement, including, but not limited to Sections 8 through 12; and (c) executes and does not revoke a Supplemental General Release and Covenant Not to Sue in the form of Exhibit A hereto (the “Supplemental Release”), then, within fifteen (15) days following the Separation Date, FHLBA will pay Dozier the total sum of Eight Hundred Eighty One Thousand Two Hundred Fifty Dollars and Zero Cents ($881,250) as a lump sum, less all applicable deductions and withholdings (“Retention/Severance Payment”). Fifty Thousand Dollars and Zero Cents ($50,000.00) of the Retention/Severance Payment is in consideration for Dozier’s waiver of any alleged claim arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the remainder of the Retention/Severance Payment is in consideration of all other promises, releases and covenants by Dozier as set forth in this Agreement.

No interest will accrue or be due on any of the payments described in this Section 2.
3.TAX CONSEQUENCES OF SETTLEMENT. Except for the amounts withheld by FHLBA from the payments specified in Section 2 of this Agreement, Dozier agrees that FHLBA is not liable for the payment of any tax assessed against Dozier in connection with this settlement. Rather, Dozier agrees that any such tax shall be his sole responsibility. Nothing contained herein shall be construed or relied upon as any advice or opinion by or on behalf of FHLBA regarding the tax treatment of the payments described in this Agreement, and Dozier hereby expressly acknowledges that he will rely solely on his own accountants, attorneys, or advisors for such advice or opinion.

4.GENERAL AND COMPLETE WAIVER AND RELEASE. Dozier waives, discharges and releases FHLBA, its affiliates, subsidiaries, officers, directors, employees, agents, shareholders, attorneys and successors and assigns (the “FHLBA Releasees”) from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or unknown, for relief of any nature at law or in equity, which Dozier now has, owns or holds, or claims to have, own or hold, or which Dozier at any time heretofore had, owned or held, or claimed to have, own or hold against any of the FHLBA Releasees and expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against the FHLBA Releasees, including, but in no way limited to: any claim arising from or related to Dozier’s employment by FHLBA or separation from employment with FHLBA, any claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; The Civil Rights Act of 1866; the Civil Rights Act of 1991; The Americans With Disabilities Act (“ADA”); the Rehabilitation Act of 1973; the Family and Medical Leave Act (“FMLA”); the Employee Retirement Income Security Act (“ERISA”); the Equal Pay Act (“EPA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Occupational Safety and Health Act (“OSHA”); all “whistleblower claims” or other claims involving the violation of public policy, retaliation, or interference with legal rights, but only to the extent allowed by law, and all claims alleging an adverse employment action motivated by employee activity protected by any local, state, or federal law; any and all other federal, state, and local employment or discrimination laws; any tort, or constitutional claims; and any alleged breach of contract claims (specifically including, but not limited to, any claim based on any contract of employment) or claims of promissory estoppel through the Effective Date of this Agreement. Dozier represents that Dozier has not assigned to any other person any of such claims and that Dozier has the full right to grant this release. It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, notwithstanding the foregoing, this Section expressly does not include a release of any claims that cannot be released hereunder by law and provided further that, notwithstanding the foregoing, this Section expressly does not include a release of any claims for vested pension or other benefits.

Dozier understands that Dozier is releasing claims that Dozier may not know about. Dozier acknowledges that Dozier is doing so knowingly and voluntarily. Dozier expressly waives all rights Dozier might have under any law that is intended to protect Dozier from waiving unknown claims. Dozier understands the significance of doing so.
5.COVENANT NOT TO SUE. Dozier covenants not to file a lawsuit, commence an arbitration or otherwise pursue any of the claims released by this Agreement. This Covenant Not to Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination and whistleblower retaliation, claims arising under severance plans and contracts, tort claims and claims growing out of any legal restrictions on FHLBA’s rights to take any employment action, whether statutory, contractual or arising under common law or case law. It is understood and agreed that Dozier is not prohibited from filing an administrative charge with or participating in an investigation conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or other local, state or federal governmental agency. With respect to such agency filings or charges, however, Dozier agrees that Dozier waives all claims for, and is not entitled to, any damages for alleged violations of Dozier’s rights or personal injuries suffered by Dozier occurring before the Effective Date of this Agreement.

6.EMPLOYMENT REFERENCE. Dozier will direct any person or entity seeking a reference or information from FHLBA concerning Dozier exclusively to either Wesley McMullan, FHLBA’s CEO, or Bryan Delong, FHLBA’s Chief Human Resources Officer, or Mr. Delong’s successor (“CHRO”), who will provide a reference consistent with the content of Exhibit B. Dozier will not provide the name of any other employee, officer, or director of FHLBA as a potential reference without first obtaining the express written consent of FHLBA’s CEO or CHRO.

7.RECORDS / FHLBA PROPERTY. Dozier covenants and agrees that, prior to the Separation Date, he will return to FHLBA all physical and electronic files, memoranda, records, documents, photographs,

computer discs, audiotapes, videotapes, and manuals, including all copies or reproductions of the same, that Dozier received from FHLBA or directly obtained through his employment with FHLBA, and all equipment or other property furnished to him by FHLBA, including, but in no way limited to, all security passes and credit cards; provided, however, that Dozier shall be permitted to retain his FHLBA issued cell phone and iPad after FHLBA ensures that FHLBA information is removed from such devices.

8.CONFIDENTIALITY. Dozier agrees not to disclose nor cause to be disclosed, either directly or indirectly, the existence of this Agreement or the terms of this Agreement unless ordered or required to do so by law, a governmental entity or by court process or order and, if so required, Dozier shall give FHLBA prompt notice sufficient to permit FHLBA to seek a protective order or other appropriate relief before disclosure is made; provided, however, that Dozier may disclose such information to his immediate family living in his household and also to his attorney, to his financial advisor and to his professional tax advisor or tax return preparer for the limited purpose of obtaining advice regarding such tax return or returns as may be necessary. If Dozier makes such limited disclosure to such persons as is specifically authorized herein, Dozier shall affirmatively instruct the individual(s) to whom disclosure is made to abide strictly by the conditions of confidentiality imposed hereunder. FHLBA agrees to limit its disclosure of the existence and terms of this Agreement to those who have a legitimate need to know and such disclosure as may be required by law, including the Securities Exchange Act of 1934.

9.NON-DISPARAGEMENT. Dozier agrees not to make any oral or written statement that would portray FHLBA, its officers, directors, employees or services in a disparaging manner or negative or poor light, except as may be required in providing truthful testimony pursuant to a lawfully issued and served subpoena to testify at a legal proceeding.

10.COOPERATION. Following the Separation Date, upon the receipt of reasonable notice from FHLBA, Dozier agrees that Dozier will cooperate with FHLBA’s attorneys and representatives and provide truthful information with regard to matters within his knowledge concerning FHLBA’s business and operations which may be requested in connection with corporate disclosures and filings or other matters, including, without limitation, matters which may be the subject of a regulatory inquiry, regulatory filings, an investigation, or threatened or pending litigation. Dozier will provide reasonable assistance to FHLBA and its attorneys or other representatives in defense or prosecution of any litigation, including providing truthful testimony in any jurisdiction in which FHLBA requests without need for subpoena or other compulsory process. Upon presentation of appropriate documentation, FHLBA shall pay or reimburse Dozier for all reasonable out-of-pocket expenses incurred by Dozier in complying with this Section 10.

11.TRADE SECRETS AND CONFIDENTIAL INFORMATION. Dozier covenants and agrees that he will hold in confidence all Trade Secrets of FHLBA that came into his knowledge during his employment by FHLBA and will not disclose, publish, or use such Trade Secrets on his own behalf or on behalf of another entity for as long as the information remains a Trade Secret. “Trade Secrets” means data or other information relating to the business of FHLBA protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers, vendors, or suppliers which is not commonly known by or available to the public and which information (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret does not include any data or information that has been voluntarily disclosed to the public by FHLBA (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means. For the avoidance of doubt, Trade Secrets shall not include the concepts of “Banking with Heart” and “Leading with Heart” as those concepts have been developed by Dozier, and Dozier shall be permitted to use such concepts after the Separation Date. Dozier also covenants and agrees that he will hold in confidence all Confidential Information of FHLBA that came into his knowledge during his employment by FHLBA and will not disclose, publish, or use such Confidential Information on his own behalf or on behalf of another entity for as long as the information remains Confidential Information. “Confidential Information” means data or other information relating to the business of FHLBA that has been disclosed to Dozier or of which Dozier became aware as a consequence of or through his relationship with FHLBA and which has value to the Company, and is not generally known to the Company’s competitors or the public, including but not limited to methods of operation, names of customers, vendors, or suppliers, price lists, financial information and projections, marketing and strategic plans, and personnel data. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by FHLBA or that otherwise enters the public domain through lawful means.

12.NON-SOLICITATION. Dozier agrees that during the Transition Period and for a period of twelve (12) months following the Separation Date, he will not, directly or indirectly, whether on his own behalf or as a principal or representative of any other person or entity, recruit or solicit, or attempt to recruit or solicit, any employee or independent contractor of FHLB to terminate his or her employment or other relationship with FHLB or to enter into employment or any other kind of business relationship with Dozier or another person or entity.

13.PROTECTED RIGHTS. The Parties acknowledge and agree that nothing in this Agreement is intended to prevent or impede Dozier from providing truthful information in connection with an investigation or proceeding authorized by law and conducted by a government agency, or from making disclosures to, or communicating with, a government agency regarding suspected or possible violations of law, without prior notice to FHLBA.

14.NO ADMISSION. The Parties recognize and acknowledge that this Agreement does not constitute and shall not be construed as an admission of any acts of misconduct by either FHLBA or Dozier. The Parties do not admit, and in fact specifically deny, any wrongdoing, liability, or culpability arising out of, related to, or connected with Dozier’s employment, or termination of employment, with FHLBA.

15.ARBITRATION AND REMEDY FOR BREACH. To the maximum extent allowed by applicable law, any dispute between the Parties arising regarding the interpretation, enforcement, or performance of this Agreement shall be resolved by an expedited, binding, confidential arbitration before a single arbitrator who shall have full authority to enforce this Agreement. Dozier also agrees to resolve through final and binding arbitration any disputes Dozier may have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted according to standards consistent with federal law and the rules set forth by a mutually agreed upon arbitration provider, or if none is agreed upon, by the American Arbitration Association (“AAA”) under the AAA’s Employment Rules. Any arbitration will be conducted in Atlanta, Georgia. The Bank will be responsible for paying the cost of any filing fee and the fees and costs of the Arbitrator and the arbitration; provided, however, that if Dozier is the party initiating the claim, he is responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the State of Georgia, City of Atlanta. Each party will pay for its own costs and attorney's fees, if any. The Parties acknowledge that all claims for damages and other relief available to the parties in a court of law will be available to be awarded by the arbitrator. The prevailing party in any such arbitration shall be entitled to attorneys’ fees and expenses of the arbitration. The Parties waive any right to trial by jury or to go to court for a trial of any such disputes. Notwithstanding the foregoing acknowledgement to arbitrate disputes, this provision shall not apply to agency proceedings and actions by either Party for a temporary restraining order or other preliminary injunctive relief which may be pursued in a court of competent jurisdiction pending resolution of the underlying dispute in arbitration.

16.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand or via email, addressed as follows:

If to FHLBA:
M. Bryan Delong
Senior Vice President and Chief Human Resources Officer
Federal Home Loan Bank of Atlanta.
1475 Peachtree Street NE
Atlanta, GA 30309
Email: bdelong@fhlbatl.com

With a Copy to:
Reginald T. O'Shields
Senior Vice President and General Counsel
Federal Home Loan Bank of Atlanta.
1475 Peachtree Street NE
Atlanta, GA 30309
Email: roshields@fhlbatl.com

If to Dozier:
Robert Dozier
760 Burning Tree Dr. SE
Marietta, GA 30067
Email: dozierrobert@comcast.net

17.GOVERNING LAW. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Georgia notwithstanding any conflict of law principle to the contrary.

18.RIGHT TO CONSULT WITH AN ATTORNEY, TIME TO CONSIDER. Dozier acknowledges that FHLBA has advised Dozier to consult with an attorney before executing this Agreement and that Dozier has been represented by counsel in connection with the negotiation of this Agreement. Dozier further acknowledges that Dozier has been given twenty-one (21) days from the time Dozier received this Agreement to consider whether to sign it. Any material or non-material changes made in this Agreement after first presented to Dozier do not restart the running of the twenty-one (21) day period. If this Agreement is signed before the end of the twenty-one (21) day period, Dozier agrees that it is because Dozier freely chose to do so after carefully considering the terms of this Agreement and after having had an opportunity to consult with an attorney of his choosing.

19.NO WAIVER. No waiver of any term or condition contained in this Agreement shall be effective unless made or confirmed in writing by the person or entity alleged to have waived the right. Unless that writing expressly states otherwise, no such waiver shall be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

20.ENTIRE AGREEMENT. This Agreement and the Exhibits hereto set forth the entire agreement between the Parties including, but not limited to, the separation of Dozier from employment as described herein, and fully supersede any and all prior agreements or understandings between them except for Dozier’s obligations as set forth in FHLBA’s Code of Conduct and Human Resources Policies, which obligations and provisions Dozier agrees survive termination of the employment relationship. It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both Parties.

21.SEVERABILITY. Should any portion of this Agreement be declared or be determined to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

22.SUCCESSORS AND ASSIGNS, BINDING AGREEMENT. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties, including the surviving or resulting entity in the event FHLBA transfers all or substantially all of its assets. It is the intent of the Parties that any “Surviving Company” in a merger, asset sale or other business combination shall be treated as FHLBA and shall be entitled to invoke FHLBA’s rights hereunder and shall remain liable for all payments and performance due Dozier. It is also acknowledged that this Agreement shall inure to the benefit of the heirs of Dozier in the event of his death.

23.NO PRESUMPTION AGAINST DRAFTER. This Agreement has been negotiated, drafted, and reviewed through a cooperative effort of the Parties and neither FHLBA nor Dozier shall be considered the drafter of this Agreement so as to give rise to any presumption or convention regarding construction of this document.

24.EFFECTIVE DATE AND REVOCATION. This Agreement will be enforceable and effective on the eighth (8th) day after Dozier signs it and returns it to FHLBA (the “Effective Date”). The Parties agree that Dozier may revoke this Agreement any time during the first seven (7) days after Dozier signs it. To make a valid revocation of this Agreement, Dozier must deliver a signed notice of revocation to FHLBA, either via personal delivery or via next day overnight delivery by a reliable carrier, to the attention of: Bryan Delong, Chief Human Resource Officer, Federal Home Loan Bank of Atlanta, 1475 Peachtree St NE, Atlanta, GA 30309. This notice of revocation must be received before the end of the seven (7) day revocation period. Upon delivery of a timely notice of revocation, this Agreement will be null and void, and neither Dozier nor FHLBA will have rights or obligations under it. The Agreement may not be revoked after the Effective Date. If Dozier attempts to rescind, revoke or annul this Agreement after the Effective Date, or if he attempts at any time to make, assert or prosecute any claim covered by the release contained in Section 4 above, he agrees, prior to filing or instituting such claim, to return to FHLBA any and all payments already received by him under this Agreement and, if FHLBA prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim brought by Dozier, he will pay FHLBA’s attorney’s fees and costs incurred in defending itself against the claims and/or the attempted revocation, rescission or annulment. FHLBA agrees, however, that Dozier shall not be required to repay the monies paid to him under the terms of this Agreement in consideration of his waiver of claims under the ADEA or pay FHLBA all of its attorneys’ fees and costs incurred in its defense of Dozier’s action (except those attorneys’ fees or costs specifically authorized under federal or state law) in the event that Dozier seeks to challenge his waiver of claims under the ADEA.

25.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of FHLBA, the terms of this Agreement shall govern and control.

26.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A WAIVER AND RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ROBERT DOZIER	FEDERAL HOME LOAN BANK OF ATLANTA

/s/ Robert Dozier	/s/ W. Wesley McMullan
Robert Dozier	W. Wesley McMullan
President and Chief Executive Officer
9/12/2019
DATE	9/12/2019
DATE

/s/ M. Bryan Delong
M. Bryan Delong
Senior Vice President and
Chief Human Resources Officer

9/12/2019
DATE

EXHIBIT A

SUPPLEMENTAL WAIVER AND RELEASE AGREEMENT

This Supplemental Waiver and Release Agreement (“Supplemental Release”) is entered into by and between Robert Dozier (“Dozier”) on the one hand, and the Federal Home Loan Bank of Atlanta (“FHLBA”), on the other hand, referred to collectively herein as the “Parties,” as a condition of Dozier’s receipt of certain special consideration from the FHLBA to which he is not otherwise entitled as more particularly described in the Confidential Agreement and Release to which this Supplemental Release was attached as Exhibit “A.”
1.GENERAL AND COMPLETE WAIVER AND RELEASE. Dozier waives, discharges and releases the FHLBA, their affiliates, subsidiaries, officers, directors, employees, agents, attorneys and successors and assigns (the “Releasees”) from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or unknown, for relief of any nature at law or in equity, which Dozier now has, owns or holds, or claims to have, own or hold, or which Dozier at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Releasees and expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against the Releasees, including, but in no way limited to: any claim arising from or related to Dozier’s employment by the FHLBA or separation from employment with the FHLBA, any claim under Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; The Civil Rights Act of 1866; the Civil Rights Act of 1991; The Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; The Americans With Disabilities Act (“ADA”); the Rehabilitation Act of 1973; The Family and Medical Leave Act (“FMLA”); The Employee Retirement Income Security Act (“ERISA”); The Equal Pay Act (“EPA”); the Consolidated Omnibus Budget Reconciliation Act “COBRA”), and the Occupational Safety and Health Act (“OSHA”); OCGA § 34-1-3; The Georgia Minimum Wage Law, OCGA § 34-4-1 et seq.; OCGA § 34-5-1; The Georgia Equal Employment for Persons with Disabilities Code, OCGA § 34-6A-1 et seq.; OCGA § 34-7-2; OCGA § 45-19-28; all “whistleblower claims” or other claims involving the violation of public policy, retaliation, or interference with legal rights, but only to the extent allowed by law, and all claims alleging an adverse employment action motivated by employee activity protected by any local, state, or federal law; any and all other federal, state, and local employment or discrimination laws; any tort, or constitutional claims; and any alleged breach of contract claims (specifically including, but not limited to, any claim based on any contract of employment) or claims of promissory estoppel through the Effective Date of this Supplemental Release. Dozier represents that Dozier has not assigned to any other person any of such claims and that Dozier has the full right to grant this release. It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, notwithstanding the foregoing, this Section expressly does not include a release of any claims that cannot be released hereunder by law.

Dozier understands that Dozier is releasing claims that Dozier may not know about. Dozier acknowledges that Dozier is doing so knowingly and voluntarily, even though Dozier recognizes that someday Dozier might learn that some or all of the facts Dozier currently believes to be true are untrue and even though Dozier might then regret having signed this release. Dozier acknowledges that Dozier is assuming that risk and that Dozier agrees that this Supplemental Release shall remain effective in all respects in any such case. Dozier expressly waives all rights Dozier might have under any law that is intended to protect Dozier from waiving unknown claims. Dozier understands the significance of doing so.
2.COVENANT NOT TO SUE. Dozier covenants not to file a lawsuit or otherwise pursue any of the claims released by this Supplemental Release. Dozier’s Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, tort claims and claims growing out of any legal restrictions on the FHLBA’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Provided that, Dozier is not prohibited from filing an administrative charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or other state or federal agency and nothing in this Supplemental Release shall limit or restrict Dozier’s ability to participate or cooperate in any inquiry or investigation by the EEOC or other state or federal agency. With respect to such agency claims or charges, however, Dozier agrees that Dozier waives and is not entitled to any damages or monetary compensation from the FHLBA after the Effective Date of this Supplemental Release for any claim which is based on events alleged to have occurred before the Effective Date of this Supplemental Release.

3.STIPULATIONS, ADVICE OF COUNSEL, CONSIDERATION, AND REVOCATION PERIOD. By executing this Supplemental Release, Dozier stipulates, agrees, and warrants that: the terms of this Supplemental Release are reasonable and in exchange for consideration to which Dozier would not otherwise be entitled; that prior to executing this Supplemental Release, Dozier has been advised to, and had the opportunity to, consult with an attorney and has carefully read and understands all of the provisions of this Supplemental Release; and that that Dozier is legally competent and is voluntarily entering into this Supplemental Release. Dozier specifically acknowledges and agrees that Dozier has knowingly and voluntarily released the FHLBA and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., which Dozier has or may have against any of the Releasees based upon facts occurring on or before the date on which Dozier signed this Supplemental Release. Dozier further acknowledges that Dozier has been given at least twenty-one (21) days to consider this Supplemental Release prior to its execution. Dozier also understands that Dozier may revoke this Supplemental Release at any time within seven (7) days following its execution. Dozier acknowledges, however, that this Supplemental Release shall not become effective and that the Retention/Severance Payment described in Section 2 of the Confidential Agreement and Release shall not be paid to Dozier until after the expiration of the seven-day revocation period.

4.COUNTERPARTS. This Supplemental Release may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A WAIVER AND RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE	FEDERAL HOME LOAN BANK OF ATLANTA

______________	______________________
Robert Dozier	W. Wesley McMullan
President and Chief Executive Officer
_____________
DATE	_______________
DATE

____________________
M. Bryan Delong
Senior Vice President and
Chief Human Resources Officer

_______________
DATE